EXHIBIT 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made as of the 7th day of August, 2008, is entered into by STREAM GLOBAL SERVICES, INC., a Delaware corporation, with its headquarters at 125 High Street, Boston, Massachusetts (the “Company”), and Robert Dechant (the “Executive”).

The Company desires to employ the Executive, and the Executive desires to be employed by the Company. In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1. Term of Employment. The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Company, upon the terms set forth in this Agreement, for an initial term (the “Initial Term”) commencing on August 11, 2008 (the “Commencement Date”) and ending on the first anniversary of such date, which such term shall be extended for successive terms of one year each unless either party terminates this Agreement by written notice to the other at least 30 days prior to the expiration of the initial or any extended term as applicable, or unless sooner terminated in accordance with the provisions of Section 4 (such term, as it may be so extended or terminated, the “Employment Period”).

2. Title and Capacity. The Executive shall serve as Executive Vice President Global Sales and Marketing. The Executive shall be based at the Company’s headquarters in the metro Boston area in Massachusetts, or such place or places within a radius of 35 miles from Wellesley in Massachusetts.

The Executive hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such positions and such other duties and responsibilities as are commensurate with the titles of Executive Vice President Global Sales and Marketing and or other such responsibilities as determined by the Chief Executive Officer. The Executive agrees to devote his entire business time, attention and energies to the business and interests of the Company during the Employment Period; provided, however, that the Executive may participate in other business ventures and charitable, civic or educational activities from time to time which

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do not substantially interfere with his duties and responsibilities hereunder. The Executive shall report directly to the Chief Executive Officer. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.

3. Compensation and Benefits.

3.1 Salary. The Company shall pay the Executive, in twice-monthly installments, a base salary at the rate of $300,000 per annum (“Base Salary”) during the Employment Period. Such Base Salary may be increased in the sole discretion of the Chief Executive Officer and shall be reviewed at least annually.

3.2 Bonus. Within 90 days following the end of each fiscal year during the Employment Period, commencing with fiscal 2008, the Company shall pay the Executive a bonus, consistent with the bonus targets set for the other senior executives of the Company and based on and subject to the Company’s achievement of targeted operating results for such year as established under the Company’s Management Incentive Plan (“MIP”). The annual bonus target (“bonus target”) will be at least 60% of the Executive’s Base Salary, based on achievement of the annual budgeted earnings before interest, taxes, depreciation and amortization, adjusted for any acquisitions or divestitures, one time charges such as non-ordinary course litigation settlements and gains (including legal costs related thereto), non-cash foreign currency gains and losses, transaction related costs or amortization of intangibles related to the transaction, restructuring charges for items such as site closure costs or employee severance, stock compensation charges (including charges recorded under FAS 123 or other similar provisions related to stock compensation charges) or write-downs in assets) (hereafter referred to “Adjusted EBITDA”) and up to 120% of the Executive’s Base Salary based on over-performance of Adjusted EBITDA (after taking into account the effects of the additional bonus earned). The amount of the bonus earned for the achievement of Adjusted EBITDA greater than the target Adjusted EBITDA for payment of the bonus at the full target level shall be determined by multiplying the amount of the annual bonus available for over-performance by the percentage by which the actual annual Adjusted EBITDA exceeded the target for payment of the bonus at the

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100% achievement level, provided the total bonus shall not exceed 200% achievement of the target bonus amount. No bonus shall be paid if the Company achieves less than 90% of its target Adjusted EBITDA for the applicable period. If the Company achieves 90% of its target Adjusted EBITDA for the applicable period, the Executive shall receive 50% of the target bonus. If the Company achieves more than 90% but less than 100% of the target Adjusted EBITDA for the applicable period, the Executive shall receive a pro rata amount of the bonus target (determined by extrapolating the percentages in the preceding sentence so that, for example, 75% of the target bonus shall be paid if 95% of the targeted Adjusted EBITDA is achieved. The Executive and the Company hereby agree that the target for earning a bonus at the full target level for the fiscal year ended December 31, 2009 shall be $60 million of Adjusted EBITDA. For fiscal 2008, the Executive will be eligible to receive a pro rata portion of the target bonus of the period of time in which she is employed by the Company following the closing of the acquisition of Stream. The target Adjusted EBITDA for fiscal 2008 shall be the current budget of Stream, as existing for each full month subsequent to the commencement of the Executive’s employment. For subsequent year’s MIP Bonus calculation purposes, the Executive’s targeted Adjusted EBITDA shall be based on that year’s annual budget as approved by the Board of Directors. To the extent that the MIP provides for any quarterly payments and such targets are achieved, the Executive shall receive such payments quarterly. Any bonus earned due to the Company’s achievement of such Adjusted EBITDA targets shall be paid on pro rata basis to the Executive for any period of less than a full calendar year that the Executive is employed by the Company at such time as regular MIP Bonus payments are made to other employees.

In addition, the Executive shall receive a commission of 40% of his Base Salary determined by achievement of the Company’s budgeted revenues and gross margin percentage (75% based upon revenues and 25% based on gross margin percentage) to be paid quarterly, with annual catch up provisions. The Executive shall be eligible for over performance payments of targets and minimum achievement threshold levels in connection with the commission plan.

3.3 Tax Preparation and Insurance. During the Employment Period, the Company shall reimburse the Executive for the reasonable costs (not to exceed $10,000 per year, pro rated for partial years) of (i) a tax consultant to assist the Executive or his estate in the preparation of

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tax returns and tax planning and for other estate planning related costs incurred and (ii) premiums on life insurance policies obtained by the Executive. Any amounts so reimbursed shall not be refundable to the Company once paid in the event that the Executive’s employment is subsequently terminated for any reason.

3.4 Other Benefits. The Executive shall be entitled to participate in all benefit programs that the Company establishes and makes available to its executives and/or other employees, if any, to the extent that the Executive’s position, tenure, salary, age, health and other qualifications make him eligible to participate. The Executive shall also be eligible for such supplemental disability benefit coverage as may be made available by the Company to the extent that the Company’s plans do not adequately cover a similar amount of coverage provided to other employees due to Executive’s salary level. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable Company policies and (iii) the discretion of the Board or any administrative or other committee provided for in or contemplated by such plan. The Executive shall be entitled to four (4) weeks paid vacation per year. Any unused vacation time accrued by the Executive at the end of any fiscal year shall be carried over in full to the next year.

3.6 Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable travel, entertainment, mobile telephone and PDA expenses and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under his Agreement, upon presentation by the Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may request.

3.7 Indemnification. The Company hereby agrees to hold harmless and indemnify the Executive to the fullest extent permitted by the General Corporation Law of the State of Delaware, as it may be amended after the date hereof. The obligation of the Company under this Section 3 shall survive any termination of this Agreement.

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4. Employment Termination. The employment of the Executive by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

4.1 Non-Renewal. The election of either the Company or the Executive not to extend the Employment Period pursuant to Section 1 upon the expiration of the initial or any renewal term;

4.2 Cause. At the election of the Company, for Cause, immediately upon written notice by the Company to the Executive. For the purposes of his Section 4.2, “Cause” shall mean (a) any material failure, other than due to disability, of the Executive to take or refrain from taking any corporate action consistent with his duties as Executive Vice President Global Sales and Marketing as specified in written directions of the Chief Executive Officer, which such failure is not cured within 30 days after written notice that failure to take or refrain from taking such action shall constitute “Cause” for purposes hereof, (b) the Executive’s willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company , (c) the conviction of the Executive of, or the entry of a pleading of guilty or nolo contendere by the Executive to, any crime involving moral turpitude or any felony (for purposes hereof, no act or failure to act by the Executive shall be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company); (d) fraud upon the Company including, without limitation, falsification of Company records or financial information in any material respect; and (e) the Executive’s breach in any material respect of any of the non-compete, non-solicitation, and proprietary information provisions of his Agreement, which is not cured within 30 days after written notice thereof to the Executive.

4.3 Good Reason. The Executive may terminate his employment for Good Reason. “Good Reason” shall mean the occurrence, without the Executive’s prior written consent, of any of the events or circumstances set forth in clauses (a) through (g) below; provided, however, that a termination for Good Reason by the Executive can only occur if (i) the Executive has given the Company a written notice of termination indicating the existence of a condition giving rise to Good Reason and the Company has not cured the condition giving rise to Good Reason within thirty (30) days after receipt of such notice of termination, and (ii) such notice of termination is given within ninety (90) days after the initial occurrence of the condition giving rise to Good

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Reason and termination for Good Reason occurs within 180 days after such initial occurrence of the condition giving rise to Good Reason:

(a) the Company breaches, in any material respect, its obligations under this Agreement;

(b) a change in titles or a substantial diminution in the status, responsibilities, duties or powers of the Executive;

(c) any reduction by the Company in the annual base salary or bonus opportunity of the Executive, other than pursuant to a reduction that also is applied to substantially all other executive officers of the Company and reduces the level of employee salary and bonus opportunity by a percentage not greater than 10%;

(d) the failure by the Company to continue in effect any material compensation or benefit plan or program (including without limitation any life insurance, medical, health and accident or disability plan) in which the Executive participates or which is applicable to the Executive, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or program, and continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants, than the basis that exists on December 31, 2008;

(e) if, following a Change in Control, the Company fails to obtain agreement from any successor to assume and agree to perform this Agreement and agree that the Executive retains the same titles, role, position, authority and responsibilities in the merged or surviving parent company as he had prior to the merger under Section 2 of this Agreement;

(f) the relocation by the Company of the Executive’s principal work place to a site more than 35 miles from Wellesley, Massachusetts, or

(g) any amendment following the date hereof to the indemnification provisions in the Company’s Certificate of Incorporation that materially reduces the indemnification benefits to the Executive.

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4.4 Disability. The Executive’s employment may be terminated by reason of his Disability or death. As used in this Agreement, the term “Disability” shall mean the inability of the Executive, due to a physical or mental disability, for a period of 120 days, whether or not consecutive, during any 365-day period to perform the services contemplated under his Agreement. A determination of Disability shall be made by a physician satisfactory to both the Executive and the Company; provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and the two physicians together shall select a third physician, whose determination as to Disability shall be binding on all parties.

4.5 Without Cause. The Company may terminate the employment of the Executive at any time, without Cause, upon 30 days’ prior written notice to the Executive or may pay the Executive compensation for such 30 day period in lieu of notice and the Executive will be due the applicable benefits described in Section 5 of this Agreement.

4.6 Without Good Reason. The Executive may terminate his employment at any time, without Good Reason, upon 30 days’ prior written notice to the Company. If the Executive terminates his employment pursuant to his Section 4.6 of his Agreement, he shall not be eligible to receive any of the benefits described in Section 5.2 of this Agreement.

5. Effect of Termination.

5.1 Base Salary, Etc. Upon the termination of the Executive’s employment pursuant to Section 4 hereof, the Company shall pay the Executive (i) the Base Salary payable to him under Section 3 through the last day of his actual employment by the Company, (ii) unless the Executive is terminated for Cause, at the time the Company pays its executives bonuses in accordance with its normal processes, a pro rata portion of any MIP Bonus earned but not previously paid for the year in which termination occurs, based upon the targets established under that year’s MIP Bonus Plan (such pro rata portion to be based on the portion of the year in

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which the Executive was employed by the Company), and (iii) the value of any accrued but unused vacation entitlement. In addition, the Executive shall be entitled to retain any computer, printer, mobile telephone, email device or similar portable equipment located in his office or home at the time of his termination, however, the Company shall have the right to erase any Company related information or data on the computer or other electronic device prior to receipt by the Executive.

5.2 Additional Benefits.

(a)(i) If the employment of the Executive terminates (i) pursuant to Section 4.1 by reason of an election by the Company not to extend the Employment Period, (ii) by the Executive for Good Reason pursuant to Section 4.3, (iii) by the Company without Cause pursuant to Section 4.5 or (iv) by reason of the death or Disability of the Executive, the Company shall: (A) pay to the Executive (or his estate), in equal bi-monthly (twice a month) installments in accordance with its normal payroll practices, over a one year period (the “One Year Continuation Period”), as compensation for the Executive’s loss of employment, an aggregate amount equal to the total of one times the Base Salary in effect at the time of termination; (B) provide twelve months’ accelerated vesting with respect to Executive’s then outstanding unvested equity awards and then vested equity awards (including those subject to accelerated vesting) shall remain exercisable by the Executive for a one year period following termination (or if earlier, until the expiration of the option); (C) continue health, disability and dental benefits for the Executive and his family at a level commensurate with such benefits at the time of termination for a period of one year following such termination, and the Company shall pay the employer’s share of the premiums for such benefits until the earlier of one year after termination or such time as the Executive becomes eligible for substantially similar benefits from another employer, after which time the Executive will be eligible to receive the maximum benefits permitted under COBRA to be paid by the Executive (but in no event shall the Company charge the Executive any administrative fees in connection with such COBRA benefits); and (D) during the One Year Continuation Period maintain life insurance and long-term disability insurance benefits for the Executive at the levels in effect upon termination, and pay the related premiums.

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(a)(ii) If, (A) within 24 months after a Change in Control or (B) within six months prior to a Change in Control and after the execution by the Company of an agreement providing for such Change in Control, the employment of the Executive terminates (i) pursuant to Section 4.1 by reason of an election by the Company not to extend the Employment Period, (ii) by the Executive for Good Reason pursuant to Section 4.3, (iii) by the Company without Cause pursuant to Section 4.5, or (iv) by reason of the death or Disability of the Executive, the Company shall, in lieu of the payments and benefits otherwise to be provided under Section 5.2(a)(i): (A) pay to the Executive (or his estate), in equal bi-monthly (twice a month) installments in accordance with its normal payroll practices, over a eighteen month period (the “Continuation Period”), as compensation for the Executive’s loss of employment, an aggregate amount equal to 1.5 times the Base Salary in effect at the time of termination (B) provide full vesting with respect to Executive’s then outstanding unvested equity awards and such equity awards or instruments shall remain exercisable by the Executive for the eighteen month period following termination (or if earlier, until the expiration of the option); (C) continue health, life insurance, disability and dental benefits etc. for the Executive and his family at a level commensurate with such benefits at the time of termination for a eighteen month period following such termination and the Company shall pay the employer’s share of the premiums for such benefits during until the earlier of eighteen months after termination or such time as the Executive becomes eligible for substantially similar benefits from another employer, after which time the Executive will be eligible to receive the maximum benefits under permitted under COBRA to be paid by the Executive (but in no event shall the Company charge the Executive any administrative fees in connection with such COBRA benefits); and (D) during the Continuation Period maintain life insurance and long-term disability insurance benefits for the Executive at the levels in effect upon termination, and pay the related premiums.

(b) If the Executive terminates his employment without Good Reason, this employment is terminated for Cause the Company will, at the request of the Executive (or his estate), continue the Executive’s and his family’s health and dental benefits commensurate with those in effect upon such termination for up to eighteen (18) months or such longer period as may be allowed by law or the applicable plan following such termination, and the Executive (or

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his estate) shall pay the premiums therefore in accordance with COBRA (but in no event shall the Company charge the Executive any administrative fees in connection with such COBRA benefits).

5.3 No Mitigation. Following any termination of the Executive’s employment hereunder, the Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of his Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

5.4 Entire Benefits, Etc. The obligation of the Company to make payments to the Executive under this Section 5 of his Agreement is expressly conditioned upon the Executive’s continued full performance of his obligations under Sections 6 and 8 of his Agreement. The Executive recognizes that, except as expressly provided in his Agreement, the Executive shall not be entitled to any other compensation or benefits from the Company following termination of his employment.

6. Non-Compete.

(a) For a period of twelve (12) months after the termination of the Executive’s employment with the Company and provided that as the Executive receives severance related payments as required to be provided under Section 5 of this Agreement, the Executive will not:

(i) as an individual proprietor, partner, stockholder, officer, director, executive, director, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of any publicly traded company or five percent (5%) of any privately held company) and not in any other capacity), engage in any business throughout the world that directly competes with the business engaged in by the Company or any of its subsidiaries at the time of the Executive’s termination; or

(ii) directly recruit, solicit or hire any person who is then an employee of the Company, other than an employee who on an unsolicited basis responds to an advertisement or to an executive recruiter that is not directed by the Executive to target that particular employee or the Company or any of its subsidiaries.

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(b) Executive acknowledges and agrees that the Company’s business is global in nature due to the types of products and services it provides and that it is reasonable for the Company to define the geographic location this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(c) The restrictions contained in this Section 6 and in Section 8 are necessary for the protection of the business and goodwill of the Company and are considered by the Executive to be reasonable for such purpose. The Executive agrees that any breach of this Section 6 or Section 8 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

7. Change in Control means an event or occurrence set forth in any one or more of subsections (a) through (d) below:

(a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 40% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a) or (d), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for

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common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition of securities of the Company by Ares Corporate Opportunities Fund II, L.P. (“ACOF II”); or any affiliate thereof, including, without limitation, any investment fund, investment partnership, investment account or other investment person whose investment manager, investment advisor, managing member or general partner, is ACOF II or an affiliate of ACOF II or any member, partner, director, officer or employee of such investment manager, investment advisor, managing member or general partner of ACOF II or any affiliate of ACOF II; or

(b) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(c) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business

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Combination beneficially own, directly or indirectly, more than 40% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; or

(d) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

8. Proprietary Information.

(a) Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, technologies, web based portals or internet algorithms, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, financial data, personnel data, computer programs, and customer and supplier lists. Executive will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by the Chief Executive Officer of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault by the Executive, provided, however, that nothing herein shall prevent the Executive from disclosing Proprietary Information to another party, in the ordinary course of business, pursuant to a non-disclosure agreement between the Company and such other party.

(b) Executive agrees that all files, letters, memoranda, reports, articles, books, records, data, web-based analyses or reports, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Executive only in the performance of his duties for the Company.

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(c) Executive agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how, records and tangible property of customers of the Company, customers or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Executive in the course of the Company’s business.

9. Legal Expenses. The Company shall pay the reasonable attorney’s fees and related legal expenses incurred by the Executive in connection with this Agreement (such fees subject to reimbursement shall not exceed $10,000).

10. Section 409A.

(a) Subject to his Section 10, payments or benefits under Section 5 shall begin only upon the date of a “separation from service” of the Executive (determined as set forth below) which occurs on or after the termination of the Executive’s employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Executive under Section 5, as applicable:

(i) It is intended that each installment of the payments and benefits provided under Section 5 shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”). Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(ii) If, as of the date of the “separation from service” of the Executive from the Company, the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Section 5.

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(iii) If, as of the date of the “separation from service” of the Executive from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:

(1) Each installment of the payments and benefits due under Section 5 that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of his Agreement, the “Short-Term Deferral Period” means the period ending on the later of the 15th day of the third month following the end of the Executive’s tax year in which the separation from service occurs and the 15th day of the third month following the end of the Company’s tax year in which the separation from service occurs; and

(2) Each installment of the payments and benefits due under Section 5 that is not described in Section 10(a)(iii)(1) and that would, absent his subsection, be paid within the six-month period following the “separation from service” of the Executive from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of his sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following the taxable year in which the separation from service occurs.

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(b) The determination of whether and when a separation from service of the Executive from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of his Section 10, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

(c) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A.

(d) The parties agree that if any provision of his Agreement would subject Executive to any additional tax or interest under Section 409A, the parties will cooperate to reform such provision and that the Company may reform any such provision unilaterally, provided, that in the event of any such unilateral reform by the Company, the Company shall (x) maintain, to the maximum extent practicable, the original intent of the applicable provision without subjecting Executive to such additional tax or interest and (y) not incur any additional compensation expense as a result of such reformation.

11. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed, in the case of the Company, tothe address shown above or its most current corporate headquarters address to the attention of the Chief Executive Officer, or, in the case of the Executive, his most recent known address as disclosed to the Company or other such address as he so discloses to the Company, or at such other address or addresses as either party shall designate to the other in accordance with this Section 11.

12. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

13. Entire Agreement. This Agreement, together with any other agreement and instruments referred to herein, constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

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14. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

15. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.

16. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any Company with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of the Executive are personal and shall not be assigned by him.

17. Miscellaneous.

17.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

17.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

17.3 In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

STREAM GLOBAL SERVICES, INC.

By:	/s/ R. Scott Murray
Name:	R. Scott Murray
Title:	CHAIRMAN AND CHIEF EXECUTIVE OFFICER

EXECUTIVE:

/s/ Robert Dechant
ROBERT DECHANT

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